EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92893, 333-129220, and 333-161351 on Forms S-8 of IKONICS Corporation of our report dated March 1, 2019, relating to the financial statements, which appear in this Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2018.

/s/ RSM US LLP

Duluth, Minnesota
March 1, 2019